Meeting of Shareholders

Of
Reaves Select Research Fund(the Fund)
a series of The Advisors Inner Circle Fund II

August 27, 2010



INSPECTORS REPORT

	I, the undersigned, duly appointed Inspector of Election, acting at the special meeting of shareholders of the Fund, held this day, having taken an oath to fairly and impartially perform my duties and having conducted the voting and received the votes of the shareholders cast by ballots, do hereby certify that:

Proposal: To approve a new investment advisory agreement (New Agreement) between the Trust, on behalf of the Fund, and W.H. Reaves & Co., Inc.
(Reaves or the Adviser), the investment adviser to the Fund.

I declare: That a majority of the outstanding voting securities (as defined in the Investment
Company of 1940, as amended) of the Fund have voted in favor of the proposal as stated herein.

	No. of Shares	% of
Outstanding Shares	% of Shares
Present
Affirmative	4,071,518	52.37	99.91
Against	533	0.01	0.01
Abstain	3,100	0.04	0.08
Total 	4,075,151	52.42	100.00


IN WITNESS WHEREOF, the undersigned has executed this report on this 27th day of August, 2010.



					Mandy Albano
					Inspector of Election





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